UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 1, 2005

Digital Lifestyles Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-27828	13-3779546
(Commission File Number)	(IRS Employer Identification No.)

1001 S. Capital of Texas Hwy. Building I, Suite 200 Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

(512) 617-8282

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 1, 2005, we issued to Alloy Marketing and Promotions, LLC a subordinated convertible promissory note in the principal amount of approximately $600,000. The note was issued in payment of a similar amount due to Alloy for services provided to us by Alloy in 2004. The note is unsecured.

The note matures upon demand by Alloy. Alloy may convert the note into shares of our common stock at any time after April 1, 2005 at a conversion price equal to 75% of fair market value of the common stock, defined as the lesser of (i) the average of the closing prices of the common stock for the five trading days immediately prior to the first to occur of (A) the date on which we include the registration of the resale of the common stock issuable upon conversion of the note in a registration statement filed with the Securities and Exchange Commission and (B) any date on which Alloy delivers to us a notice of conversion, or (ii) the closing price of the common stock for the trading day immediately prior to the first to occur of such dates. We may prepay the note at any time without penalty or premium.

We entered into a registration rights agreement with Alloy, pursuant to which we agreed to use our commercially reasonable efforts to file with the Securities and Exchange Commission a registration statement for offerings to be made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, with respect to the resale of the shares of common stock issuable upon the conversion of the note. We are obligated to pay Alloy a cash fee, as liquidated damages, equal to 1.50% of the original principal amount of the note for each thirty day period, beginning April 1, 2005, until the registration statement is declared effective. We would also have to make similar payments if the registration statement, after it is declared effective, ceases to be effective for more than twenty consecutive calendar days or more than thirty days in the aggregate during a year, or the common stock is not listed or quoted or is suspended from trading on any trading market for three consecutive trading days, and such suspension shall not have been lifted within thirty days or the common stock is not listed on another trading market.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure provided in response to Item 1.01 of this Form 8-K with respect to the incurrence by us of a direct financial obligation of approximately $600,000 in connection with the issuance of the note to Alloy, which disclosure is incorporated herein by this reference.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the disclosure provided in response to Item 1.01 of this Form 8-K with respect to our sale of a subordinated convertible promissory note to Alloy convertible into shares of our common stock, which disclosure is incorporated herein by this reference.

The note was offered and sold to Alloy without registration under the Securities Act or the securities laws of certain states in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act and in reliance on similar exemptions under applicable state laws. Based upon a representation made to us by Alloy, we reasonably believed that Alloy was an “accredited investor,” as defined in Rule 501 of Regulation D promulgated by the Securities Exchange Commission, and, therefore, we were not required to provide information to Alloy under Rule 502 of Regulation D. No general solicitation or general advertising was used in connection with the offering of the note. We received representations by Alloy that it was not acquiring our common stock for other persons. We disclosed to Alloy that the note and underlying common stock could not be sold unless they are registered under the Securities Act or unless an exemption from registration is available, and the note included, and the certificates representing the common stock to be issued upon conversion of the note will include, a legend to that effect. As a result, the offering and sale of the note and the underlying common stock to Alloy was exempt from registration under the Securities Act pursuant to Section 4(2) of that act and Rule 506 of Regulation D.

Item 8.01 Other Events.

Liquidity Deficiency

If we are unable to successfully obtain additional financing, we will not have sufficient cash to continue operations. As of March 23, 2005, we had approximately $120,000 in cash and cash equivalents. We need additional capital immediately to fund our liquidity requirements. We are seeking between $15.0 million and $20.0 million in new financing in the second quarter of 2005. We believe that $20.0 million is the minimum amount of financing we need to repay existing obligations generated by our Northgate business and to continue funding our new hip-e line of business for at least 12 months following the date of this report. We will need to raise additional funds from either one or a combination of additional financings or otherwise obtain capital, in order to satisfy our future liquidity requirements.

We have not entered into an agreement with potential investors regarding the terms of any additional financing. Even if we receive such financing, we may need to raise additional funds at any time and, given our history, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. Due to the recent volatility of the U.S. equity markets, particularly for smaller technology companies, we may not have access to new capital investment when we need to raise additional funds. If we cannot effectuate financing transactions to raise needed funds on acceptable terms, we will not be able to develop or enhance our products particularly our new hip-e line of business, take advantage of future opportunities or respond to competitive pressure or unanticipated requirements. If we cannot obtain additional capital immediately, we will have to take drastic steps such as reducing our level of operations, disposing of selected assets, ceasing to do business or seeking protection under federal bankruptcy laws.

Late Filing of Annual Report on Form 10-K

As previously disclosed on the Notification of Late Filing on Form 12b-25 filed with the Securities and Exchange Commission on April 1, 2005, our annual report on Form 10-K for the period ended December 31, 2005 will be not be filed on a timely basis. Certain financial and other information necessary for an accurate and full completion of the Annual Report on Form 10-K could not be provided within the prescribed time period without unreasonable effort or expense. Primarily, an impairment test on goodwill as of December 31, 2004 must be completed before the financial statements for the fiscal year ended December 31, 2004 can be completed. We intend to file the Form 10-K on or before the fifteenth calendar day following the prescribed due date, but at this time cannot give any assurance of making such filing by such date due to actions that must occur, some of which are beyond the our control.

We anticipate a significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the annual report. Net loss for the year ended December 31, 2004 is expected to increase by approximately $6.2 million, to approximately $11.0 million, compared to a net loss of approximately $4.8 million for the year ended December 31, 2003. The increased net loss is primarily a result of increased operating losses in the existing Northgate business and expenses incurred in connection with the launch of the new hip-e product line, which was first shipped in December 2004. An impairment test on goodwill as of December 31, 2004 is in process. Any impairment of goodwill resulting from the impairment test will increase the net loss as of December 31, 2004. The current recorded goodwill balance is approximately $3.5 million.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL LIFESTYLES GROUP, INC

Date: April 7, 2005.	By:	/s/ J. William Wilson
J. William Wilson
Vice President and General Counsel